Exhibit 11.1
                                PREMIUMWEAR, INC.
                         PER SHARE EARNINGS COMPUTATIONS


                                                 Three Months Ended              Six Months Ended
                                                 ------------------              ----------------
                                               July 5,        July 6,         July 5,        July 6,
                                                1997           1996            1997           1996
                                             ----------     ----------     ----------     ----------
Primary Earnings Per Share:

   Weighted average number of common
     shares outstanding ................      2,319,000      2,096,000      2,299,000      2,086,000
   Common share equivalents from assumed
     exercise of options and warrants ..         42,000          ---           50,000          ---
                                             ----------     ----------     ----------     ----------

       Total shares ....................      2,361,000      2,096,000      2,349,000      2,086,000

       Net income ......................     $  287,000     $3,075,000     $  509,000     $3,087,000

       Net income per common and common
           equivalent share ............     $     0.12     $     1.47     $     0.22     $     1.48
                                             ==========     ==========     ==========     ==========

Fully Dilutive Earnings Per Share:

   Weighted average number of common
     shares outstanding ................      2,319,000      2,096,000      2,299,000      2,086,000
   Common share equivalents from assumed
     exercise of options and warrants ..         47,000          ---           50,000          ---
                                             ----------     ----------     ----------     ----------

       Total shares ....................      2,366,000      2,096,000      2,349,000      2,086,000

       Net income ......................     $  287,000     $3,075,000     $  509,000     $3,087,000

       Net income per common and common
           equivalent share ............     $     0.12     $     1.47     $     0.22     $     1.48
                                             ==========     ==========     ==========     ==========


Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.

Common equivalent shares represent the dilutive effects of outstanding stock options using the treasury stock method and average market prices during the periods presented.

The calculation of fully dilutive earnings per share uses the higher of the ending market price for the period or the average market price.